UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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DOLLAR TREE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SHAREHOLDER LETTER

Dear Fellow Dollar Tree Shareholders:

On behalf of the Board of Directors of Dollar Tree, Inc. and the Board’s Compensation Committee, we are writing to provide important information ahead of your vote at Dollar Tree’s 2023 annual meeting of shareholders, which will be held on Tuesday, June 13, 2023.

SAY-ON-PAY

We urge you to VOTE FOR Proposal No. 2 – the advisory vote on the compensation of Dollar Tree’s named executive officers (also known as the “say-on-pay proposal”). Certain proxy advisors have recommended that shareholders vote against the proposal, based primarily on their views of a March 2022 stock option award made as part of a five-year employment agreement to induce Rick Dreiling to come out of retirement to join the company as our top executive (referred to as the “inducement award”).

In early 2022, members of Dollar Tree’s Board met with shareholders owning more than 50% of Dollar Tree’s stock, to understand their perspectives on the company’s future business strategy and leadership. The dominant view of these shareholders was that Dollar Tree should do whatever was necessary to secure the services of Rick Dreiling as our top executive. Dollar Tree would not have been able to secure Mr. Dreiling’s services without the inducement award.

The inducement award vests ratably over a service period of five years and, in keeping with our overall pay-for-performance philosophy, our Compensation Committee set a rigorous exercise price for the award—$157.17 per share, the closing trading price of Dollar Tree common stock on March 18, 2022. At that time, it was Dollar Tree’s all-time high closing stock price. While this compensation arrangement was not technically the subject of the 2022 say-on-pay vote, the terms were detailed in the 2022 proxy statement. In that year, shareholders voted 88% in favor of say-on-pay. Based on this 2022 vote, we believe our shareholders understand the rationale for the inducement award and support our decision to make the award.

In assessing the value of the inducement grant, we encourage you to consider that, while it was technically granted “at-the-money,” we believe the exercise price embedded an expectation of substantial value-creation from Mr. Dreiling’s service. Specifically, Dollar Tree’s share price increased approximately 45% over the four-month period from November 4, 2021 the date Bloomberg first published rumors of Mantle Ridge’s investment in Dollar Tree—which became the genesis of Rick Dreiling’s involvement with the company—until the exercise price of the inducement award was fixed on March 18, 2022. The share price increase from $108.07 to $157.17 reflected approximately $11 billion ($49/share) in incremental shareholder value added during this period. The 45% increase in Dollar Tree’s share price contrasts sharply with the 1.7% increase in Dollar General’s share price and the -4.6% decrease in the S&P 500, both over the same period. While it is for each shareholder to decide how much of the increase was attributable to an expectation of the value-creating changes that Mr. Dreiling could drive, the Board concluded that much of the appreciation during that period was due to his potential involvement and that securing his services was critical to achieving the underlying results required to deliver that value. Based on this conclusion, the Board considers Rick Dreiling’s inducement award to be very similar to an option struck significantly above the intrinsic value per share (i.e., exclusive of the value he could be expected to deliver). Said differently, the inducement award should be viewed as effectively the same as a premium-priced option and, as such, a performance-based award.

We also urge you to consider the award’s economic value to Rick Dreiling in relation to shareholder value growth. To receive an annualized value of $10 million (approximately the median long term incentive award value in Dollar Tree’s compensation peer group) for each of the five years of the service-based vesting period, Dollar Tree’s share price would need to reach $179.37 by the end of the period. This would reflect the creation of approximately $9.8 billion of value for shareholders above Dollar Tree’s share price as of the grant date. To receive the theoretical annualized value of $27 million (referenced by one of the proxy advisors), Dollar Tree’s share price would need to reach $217.36 by the end of the five-year period, which would reflect the creation of approximately $18.2 billion of value for shareholders.

Fundamentally, the inducement award will have economic value for Rick Dreiling only if he and the management team continue to build long-term shareholder value in excess of the option’s high exercise price. As a result, the Board views the award as fully aligning compensation outcomes for Mr. Dreiling with value creation for shareholders. Moreover, the five-year vesting schedule and ten-year term of the inducement award encourage Mr. Dreiling to remain focused on long-term value-creating activity, including transformational change of the business—a process that is already well underway and should benefit all Dollar Tree shareholders.

Soon after appointment as Executive Chairman, Rick Dreiling initiated the recruitment of a new team of diverse executive leaders with the knowledge, experience, and dedication to aggressively implement change. This culminated in the Board’s appointment of Mr. Dreiling himself as Dollar Tree’s Chief Executive Officer in January 2023. Under his leadership, we believe Dollar Tree is well-positioned to capture the full potential of our business and execute our strategy for long-term value creation.

Consistent with our original commitment upon making the inducement award, even after his appointment as CEO, Mr. Dreiling remains ineligible to receive any other award of long-term incentives. In addition, his cash compensation (salary and target annual incentive) has been positioned at market median, which we believe is conservative for an executive of Mr. Dreiling’s caliber. Any attempt to have renegotiated Mr. Dreiling’s inducement award (for example, to replace all or a portion of the award with performance share units) would not only have required his mutual consent but also triggered shareholder approval of repricing under the governing Dollar Tree, Inc. Omnibus Incentive Plan. Such repricing is generally disfavored by many shareholders and proxy advisors.

As described in our proxy statement, our Compensation Committee bases the company’s overall executive compensation program on a pay-for-performance philosophy that rewards executives for superior performance relative to goals that align their interests with those of our long-term shareholders. When making compensation decisions for all executive officers, our Compensation Committee sets rigorous performance goals in both our short- and long-term incentive plans, so that their achievement will drive long-term, sustainable shareholder value growth. And when financial targets and performance goals are not met, pay outcomes for our executives result in lower or zero payouts. We strongly believe that our compensation program as a whole provides an appropriate level and mix of compensation to motivate and incentivize our executives to achieve our strategic growth and performance goals and, importantly, to be accountable for the results.

With respect to Rick Dreiling specifically, our Compensation Committee carefully tailored the compensation arrangements to secure our Chairman and CEO’s services over a multi-year period and to align his interests with those of our shareholders over the long-term. As a result, more than 95% of his annualized compensation in 2022 was fully at risk and aligned directly with the creation of exceptional value for shareholders.

For this and the other reasons discussed above, we ask that you vote FOR Proposal No. 2.

ESG UPDATE

We are pleased to share that our 2023 Environmental and Social Sustainability Update has been posted to the company’s website (see Company Info, Sustainability Report). This Update highlights how we are building on our existing efforts to ensure a strong foundation of sustainability for Dollar Tree’s path forward – with a specific focus on our climate and people initiatives. Most significantly, the Update discusses our new commitment to set a science-based Net Zero emissions target, covering the company’s entire value chain, with the goal of reaching Net Zero emissions by 2050, with interim science-based goals for Scopes 1, 2 and 3 in the near term. We hope you find the Update informative.

CONCLUSION

Our Board of Directors strongly values the views of our shareholders and will continue to solicit shareholder feedback. Shareholder engagement has been an important part of the development and continued improvement of our policies, including the compensation program for Rick Dreiling and our other executives. The Board and the Compensation Committee believe that we have fully aligned our executives with our shareholders’ interests.

On behalf of your Board of Directors, thank you for the support we have received to date, and we look forward to continuing to engage with you in the future as Dollar Tree works to execute our strategy for long-term value creation.

Sincerely yours,

Edward J. Kelly, III	Cheryl W. Grisé
Lead Independent Director	Chair, Compensation Committee

DIRECTOR COMPENSATION TABLE

On May 2, 2023, Dollar Tree filed our definitive proxy statement (the “proxy statement”) with the Securities and Exchange Commission, in connection with our 2023 annual meeting of shareholders. The Company is filing this supplement to the proxy statement to correct an inadvertent error in the Director Compensation table set forth on page 41 of the proxy statement.

In the Director Compensation table, the compensation for Edward J. Kelly, III was stated incorrectly. Specifically, the “Fees Earned or Paid in Cash” and “Total” figures originally presented for Mr. Kelly were overstated by $150,000 as a result of a mathematical error in the calculation. The corrected amounts are $244,497 and $438,059, respectively. There are no other updates to the proxy statement.